RULE 12D1-4 FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of April 24, 2023, between GPS Funds II (an “Acquiring Trust”) on behalf of itself and its separate series listed on Schedule A, as amended from time to time, severally and not jointly (each an “Acquiring Fund”) and Stone Ridge Trust on behalf of itself and its series listed on Schedule A, as amended from time to time, severally and not jointly (each, an “Acquired Fund” and together with the Acquiring Funds, the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter (“Distributor”) or registered brokers or dealers (“Brokers”) may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits (i) registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1)(A) and Section 12(d)(1)(C) of the 1940 Act, and (ii) registered investment companies, such as the Acquired Funds, as well as the Distributor and Brokers, knowingly to sell shares of the Acquired Funds to the Acquiring Funds in excess of the limits of Section 12(d)(1)(B) of the 1940 Act, subject to compliance with the conditions of the Rule;

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) and Section 12(d)(1)(C), as applicable, in reliance on the Rule; and

WHEREAS, an Acquired Fund, Distributor, or Broker, from time to time, may knowingly sell Shares of one or more Acquired Funds to an Acquiring Fund in excess of the limitations of Section 12(d)(1)(B) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule and the Acquired Funds, Distributor, or Broker may sell shares of the Acquired Funds to the Acquiring Funds in reliance on the Rule.

1.Terms of Investment

(a)In order to help reasonably address the risk of undue influence on an Acquired Fund that operates as a mutual fund (“Acquired Mutual Fund”) by an Acquiring Fund, and to assist the Acquired Mutual Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Mutual Fund agree as follows:

(i)In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Mutual Fund’s registration statement, as amended from time to time, the Acquired Mutual Fund may honor any redemption request partially or wholly in-kind. In the event that the Acquired Fund honors a redemption request partially or wholly in-kind, the Acquired Fund shall have sole discretion to determine the selection of its portfolio securities to distribute in-kind.

(ii)Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to provide advance notification (at least three days) of large redemption requests (greater than $15 million) to the Acquired Mutual Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired Mutual Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii)Scale of investment. Upon a reasonable request by an Acquired Mutual Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Mutual Fund and the scale of its contemplated investments in the Acquired Mutual Fund.

(b)In order to assist the Acquiring Funds’ investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund to comply with the Rule.

2.Representations of the Acquired Funds.

(a)In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or Section 12(d)(1)(C) or knowing sale of shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

(b)Each Acquired Fund represents that it does not own as of the date of this Agreement, and it will not purchase or otherwise acquire during the term of this Agreement, the securities of an investment company or private fund as defined in the Rule (a “Private Fund”) where immediately after such purchase or acquisition, the securities of investment companies and Private Funds owned by the Acquired

Fund have an aggregate value in excess of 10% of the value of the total assets of the Acquired Fund except as otherwise permitted by the Rule and guidance issued thereunder by the SEC or its staff.

3.Representations of the Acquiring Funds.

(a)In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or Section 12(d)(1)(C) or knowing sale of Shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquiring Fund agrees to:
(i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

(b)Each Acquiring Fund will give reasonable notice in writing prior to making an investment in an Acquired Fund in reliance on this Agreement.

(c)Each Acquiring Fund and its Advisory Group (as defined in the Rule) shall not take any action that would cause it to control, individually or in the aggregate, an Acquired Fund, and shall not purchase or acquire shares of an Acquired Fund if after such purchase or acquisition the Acquiring Fund and its Advisory Group would collectively own more than 25% of such Acquired Fund’s outstanding voting securities.

(d)In the event that an Acquiring Fund and its Advisory Group, in the aggregate, hold more than 25% of the outstanding voting securities of an Acquired Fund as a result of a decrease in the outstanding voting securities of the Acquired Fund, the Acquiring Fund and its Advisory Group shall vote the shares owned of such Acquired Fund in the same proportion as the votes of the other holders of such Acquired Fund shares (commonly referred to as “mirror voting”), provided, however, that in circumstances where all holders of the outstanding voting securities of the Acquired Fund are required by this section or otherwise under section 12(d)(1) to vote securities of the Acquired Fund in the same proportion as the vote of all other holders of such securities, the Acquiring Fund will seek instructions from its security holders with regard to the voting of all proxies with respect to such Acquired Fund securities and vote such proxies only in accordance with such instructions pursuant to the terms and conditions of the Rule.

(e)An Acquiring Fund shall provide an Acquired Fund with information regarding the amount of such Acquiring Fund’s investments in the Acquired Fund, and information regarding “affiliated persons” (as such term is defined in Section 2(a)(3) of the 1940 Act) of the Acquiring Fund, upon the Acquired Fund’s reasonable request. Each Acquiring Fund has adopted and implemented written policies and procedures reasonably designed to prevent violations of the federal securities laws, including the prohibitions in the 1940 Act on transactions with such affiliated persons.

4.Indemnification.

(a)Each of the Acquiring Funds, severally and not jointly, agrees to hold harmless, indemnify and defend each Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents (“Acquired Fund Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any Acquired Fund Agents, to the extent such Claims result from (i) a violation or alleged violation of any provision of this Agreement or (ii) a violation or alleged violation of the terms and conditions of the Rule, as applicable, in each case by the Acquiring Fund, its principals, directors or trustees, officers, employees, agents, advisors or if applicable, subadvisors.

(b)Each of the Acquired Funds, severally and not jointly, agree to hold harmless, indemnify and defend each Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents (“Acquiring Fund Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or Claims asserted against the Acquiring Fund, including any Acquiring Fund Agents, to the extent such Claims result from (i) a violation or alleged violation of any provision of this Agreement or (ii) a violation or alleged violation of the terms and conditions of the Rule, as applicable, in each case by the Acquired Fund, its principals, directors or trustees, officers, employees, agents, advisors or if applicable, subadvisors.

(c)Any indemnification pursuant to this Section shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending the applicable Claims.

5.Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Trust/Fund:	If to the Acquired Fund:

Fund Compliance Team	Lauren D. Macioce
c/o AssetMark, Inc.	c/o Stone Ridge Asset Management LLC
1655 Grant Street, 10th Floor	1 Vanderbilt Ave, 65th Floor
Concord, CA 94520	New York, NY 10017
FundCompliance@AssetMark.com	Email:lauren.macioce@stoneridgeam.com

With a copy to: Fabio Battaglia	With a copy to: Stone Ridge Asset Management LLC

Stradley Ronon Stevens & Young, LLP	Attn: Legal Notices
2005 Market Street	1 Vanderbilt Ave
Philadelphia, PA 19105-7028	New York, NY 10017
Telephone: (215)564-8077	Email: legalnotices@stoneridgeam.com
Email: fbattaglia@stradley.com

6.Term and Termination; Assignment; Amendment

(a)This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) or Section 12(d)(1)(C) limits in reliance on the Rule.

(c)This Agreement may not be assigned by either party without the prior written consent of the other, except in the case of a Reorganization (as defined below) of a Fund (a “Reorganizing Fund”); provided that such Reorganizing Fund provides the other party to this Agreement at least seventy-five (75) days’ written notice prior to the effective date of such Reorganization. The term “Reorganization” shall refer to a merger, consolidation, or purchase or sale of substantially all of the assets between a Fund and another registered investment company or series thereof. In the event either party assigns this Agreement to a third party as provided in this Section, such permitted third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party.

(d)This Agreement may be amended, including the addition of Acquiring Funds and Acquired Funds to Schedule A, only by a writing that is signed by each affected party.

(e)In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that is (are) involved in the matter in controversy and not to any other fund that is a series of the same trust as the Acquiring Funds.

(f)In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that is (are) involved in the matter in controversy and not to any other fund that is a series of the same trust as the Acquired Funds.

7.Additional Provisions

(a)Each Acquired Fund agrees to deliver to each Acquiring Fund on an annual basis a certificate, duly certified by an officer of the Acquired Fund, substantially in the form attached hereto as Exhibit A. Each Acquiring Fund agrees to deliver to each Acquired Fund, on an annual basis a certificate, duly certified by an officer of the Acquiring Fund, substantially in the form attached hereto as Exhibit B.

(b)In no event and under no circumstances will any party to this Agreement be liable to any person, including without limitation any other party to this Agreement or any third-party beneficiary, for any special, indirect or consequential loss or damages resulting from any act or failure to act in accordance with the provision of this Agreement, even if such party had been advised of the possibility of such loss or damages.

(c)The parties acknowledge and agree that notwithstanding anything contained in this Agreement to the contrary, each investment adviser, including any sub-adviser, of any Acquiring Fund and of any Acquired Fund is and shall be an intended third party beneficiary of this Agreement.

(d)Each Acquired Fund hereby consents to the use of its name and the names of its affiliates in the Acquiring Funds’ disclosure documents, shareholder communications, advertising, sales literature and similar communications solely for the purpose of identifying an Acquiring Fund’s investment in shares of an Acquired Fund or as otherwise required by applicable laws, rules or regulations or as otherwise expressly permitted by the Acquired Fund in writing. No Acquired Fund shall use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of an Acquiring Fund or any of its affiliates in its marketing materials unless it first receives prior written approval of the relevant Acquiring Fund and its investment adviser, except as may be required by applicable laws, rules or regulations. Except as provided in the first sentence of this Section or as may be required by applicable laws, rules or regulations, no Acquiring Fund shall use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of an Acquired Fund or any of its affiliates in its marketing materials unless it first receives prior written approval of the Acquired Fund or any of its affiliates (as applicable).

It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name is the valuable property of the party in question and/or its affiliates, and that each other party has the right to use such names in accordance with this Section pursuant to the relationship created by this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall cease to use the names of the other parties (or any derivative or logo) to the extent that continued use is not required by applicable laws, rules and regulations.

*    *    *    *    *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GPS Funds II, on behalf of itself and its separate series listed on Schedule A, severally and not jointly

/s/ Patrick Young		Patrick Young
Name of Authorized Signer Signture		Print

Title:	VP and Treasurer

Stone Ridge Trust, on behalf of itself and its series listed on Schedule A, severally and not jointly

/s/ Lauren D Macioce		Lauren D. Macioce
Name of Authorized Signer Signture		Print

Title:	Secretary

SCHEDULE A

List of Funds to Which the Agreement Applies

Acquiring Funds	Acquired Funds
GuidePath® Growth Allocation Fund	Stone Ridge Diversified Alternatives Fund
GuidePath® Conservative Allocation Fund
GuidePath® Tactical Allocation Fund
GuidePath® Absolute Return Allocation Fund
GuidePath® Multi-Asset Income Allocation Fund
GuidePath® Flexible Income Allocation Fund
GuidePath® Conservative Income Fund
GuidePath® Income Fund
GuidePath® Growth and Income Fund

Exhibit A

Form of Officer’s Certificate

I, [    ], the duly elected and qualified [title] of [    ] hereby certify in such capacity pursuant to that certain Rule 12d1-4 Fund of Funds Investment Agreement dated [ ] by and among each Acquiring Fund and each Acquired Fund identified on Schedule A thereto (the “Investment Agreement”) that during the preceding calendar year:

(a)no Acquired Fund purchased or otherwise acquired the securities of an investment company or private fund as defined in the Rule (a “Private Fund”) where immediately after such purchase or acquisition, the securities of investment companies and Private Funds owned by the Acquired Fund had an aggregate value in excess of 10% of the value of the total assets of the Acquired Fund except as otherwise permitted by the Rule and guidance issued thereunder by the SEC or its staff; and

(b)each Acquired Fund complied with all applicable terms and conditions of the Rule and the Investment Agreement.

Capitalized terms used and not otherwise defined herein shall have the meanings as defined in the Investment Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the [ ] day of [    ], [ ].

Name:
Title:

Exhibit B

Form of Officer’s Certificate

I, [    ], the duly elected and qualified [title] of [    ] hereby certify in such capacity pursuant to that certain Rule 12d1-4 Fund of Funds Investment Agreement dated [ ] by and among each Acquiring Fund and each Acquired Fund identified on Schedule A thereto (the “Investment Agreement”) that, during the preceding calendar year:

(a)each Acquiring Fund complied with all applicable terms and conditions of the Rule and the Investment Agreement.

Capitalized terms used and not otherwise defined herein shall have the meanings as defined in the Investment Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the [ ] day of [    ], [ ].

Name:
Title: